Exhibit 99.2
Abercrombie & Fitch
July 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 31, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended July 31, 2010, were $270.9 million, a 17% increase from net sales of $232.3 million for the four-week period ended August 1, 2009. July comparable store sales increased 7%. Total Company direct-to-consumer net merchandise sales increased 51% to $23.6 million. Total Company international net sales, including direct-to-consumer net sales, increased 81% to $47.0 million.
Abercrombie & Fitch comparable store sales increased 10% for the month. Men’s comps were up by a low double digit; women’s comps were up by a high single digit. Transactions per average store increased 17% for the quarter; average transaction value increased 2% for the quarter.

Abercrombie & Fitch
July 2010 Sales Release
Call Script
For abercrombie kids, comparable store sales increased 1% for the month. Guys comps were down by a mid single digit; Girls comps were up by a low single digit. Transactions per average store increased 16% for the quarter; average transaction value decreased 4% for the quarter.
Hollister comparable store sales increased 4% for the month. Dudes comps were up by a mid single digit; Bettys comps were up by a low single digit. Transactions per average store increased 20% for the quarter; average transaction value decreased 8% for the quarter.
For the month and from a merchandise classification standpoint across all brands, woven shirts, fleece and fragrance were stronger categories for men’s while jeans and knit tops were weaker. For women’s, dresses, woven shirts and fleece were stronger categories while knit tops and jeans were weaker.
Within the month, all weeks had positive comps with week one being the strongest. Domestic tourist store likes continued to outperform the chain. The UK continued to comp positively for the month.

Abercrombie & Fitch
July 2010 Sales Release
Call Script
For the quarter and across all brands and channels, average unit retail decreased 15%.
Within direct-to-consumer for the month, both domestic and international business was up strongly, with Hollister continuing to outperform.
The Company will release its second quarter results on Tuesday, August 17, 2010 prior to the opening of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call, dial (888) 211-4434 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 312-0711. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 4865283 or through www.abercrombie.com.
Thank You.

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